Exhibit 99.1
ALCO-STORES, INC. BONUS PLAN

The Compensation Committee of the Board of Directors (the "Compensation Committee") of ALCO Stores, Inc. (the "Company") has adopted the following bonus plan (the "Bonus Plan") to commence in Fiscal Year 2013, and remain in place until future action of the Compensation Committee.

1. Bonus Payments.

The Company's Return on Equity Percentage
	3.49% or less	3.5% - 5.49%	5.5% - 7.49%	7.5% - 9.99%	10% - 12.49%	12.5% - 14.99%	15%- 17.49%	17.5 % or more
Company Position
CEO	No Bonus	25% of Salary	37.5% of Salary	50% of Salary	75% of Salary	100% of Salary	125% of Salary	150% of Salary
CFO	No Bonus	20% of Salary	30% of Salary	40% of Salary	50% of Salary	60% of Salary	70% of Salary	80% of Salary
SVP	No Bonus	17.5% of Salary	26.25% of Salary	35% of Salary	40% of Salary	45% of Salary	50% of Salary	50% of Salary
VP	No Bonus	12.5% of Salary	18.75% of Salary	25% of Salary	30% of Salary	35% of Salary	35% of Salary	35% of Salary
Director	No Bonus	10% of Salary	15% of Salary	20% of Salary	25% of Salary	25% of Salary	25% of Salary	25% of Salary

2. Bonus Eligibility. To be eligible to receive a bonus under the Bonus Plan, an employee must be a full-time employee of the Company in good standing on both the first and the last day of the applicable fiscal year. Any employee not meeting this criteria shall not be entitled to any bonus under this Plan.

3. Return on Equity Calculation. Return on Equity (ROE), for any fiscal year, means earnings from continuing operations before discontinued operations for such period, excluding cumulative changes in accounting and one-time termination benefits recognized in accordance with FAS 146, divided by the stockholders’ equity at the end of the immediately preceding fiscal year. Excluded from the calculation of ROE will be any one-time event(s) occurring outside of the ordinary course of business of the Company, which materially affect the Company's earnings for any fiscal year, either positively and negatively (a "One-Time Event"). The Compensation Committee has the authority and sole discretion to determine that a certain event is a One-Time Event that may be excluded from the calculation of ROE.

4. Bonus Payment. All bonuses paid under the Bonus Plan shall be paid within fifteen (15) business days of the earlier of ninety (90) days after the last day of the applicable fiscal year, or the receipt of the audited financial statements from the Company's independent accountants for the applicable fiscal year, in accordance with the Company's normal payroll practices and procedures.

5. Bonus Overpayments and Underpayments. In the event that any bonus was paid on financial information which is later determined to be materially overstated and results in any financial restatement, which would have lessened the amount paid to any employee or director under the Bonus Plan, then an employee or director must reimburse the Company, or have the Company offset against additional amounts owed to such employee or director under an employment agreement or otherwise, any such bonus overpayment within thirty (30) days of the Company determining that there was an overpayment made to such employee or director. In the event that any bonus was paid, or was not paid, based on financial information which is later determined to be materially understated and results in any financial restatement, which would have increased the amount paid to any employee or director under the Bonus Plan, then the Company will pay such employee or director an amount equal to the difference between the bonus that should have been received by such employee or director under the Bonus Plan, and the amount actually received by such employee or director under the Bonus Plan, within thirty (30) days of the Company determining that there was an underpayment made to such employee or director.

07/06/2012
Brett Bogan, Lathrop & Gage LLP